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                                                                    Exhibit 21.1

Subsidiaries of the registrant

Authorize.Net Corp., a Delaware Corporation
InfoSpace Sales LLC, a Delaware Corporation
Saraide Inc., a Delaware Corporation
GSM Information Network B.V. (GIN), a Netherlands Corporation